Exhibit 10.6

OCEANFIRST FINANCIAL CORP.
2026 STOCK INCENTIVE PLAN
[FORM OF] NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
GRANT OF [●]

Name of Recipient:	[●]
Number of Shares Subject to this Option:	[●]
Exercise Price per Share:	$[●]
Type of Option:	Non-Qualified Stock Option
Option Term/Expiration Date:	[●]
Payment of Exercise Price:	The Exercise Price may be paid by delivery of any combination of: (i) cash or personal, certified or cashier’s check in full/partial payment of the purchase price, (ii) Stock of the Company in full/partial payment of the purchase price, (iii) net settlement of the Option, using a portion of the shares obtained on exercise in payment of the exercise price of the Option (and, if applicable, any tax withholding), or (iv) by selling shares from my Option shares through a broker in full/partial payment of the purchase price.
Date of Grant:	[●]
Installment Schedule:	[●]% of Award for each year of the 5 year Vesting Schedule as follows:
1st installment [●]
2nd installment [●]
3rd installment [●]
4th installment [●]
5th installment [●]
Vesting Schedule:	Installments are earned after each period of continuous employment commencing on [●] and on each [●] thereafter through [●].
Voting:	The Recipient will have voting rights over the Stock actually acquired only upon the exercise of the Option and acquisition of the Stock.
Distribution:	Shares of Stock subject to the Option will be distributed as soon as practicable upon exercise.
Designation of Beneficiary:	A beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive, in the event of death, any Award to which the Recipient would be entitled pursuant to the OceanFirst Financial Corp. 2026 Stock Incentive Plan (the “Plan”) under this Option Award Agreement.
Term of Options	This Option may be exercised during its term in accordance with the Vesting Schedule set forth above and the applicable provisions of the Plan and this Option Award Agreement. In no event may this Option be exercised after the Expiration Date set forth above (the “Expiration Date”).
Effect of Termination of Employment or Service because of:
(a) Disability or Death:	Options which have not yet vested, vest upon death or Disability. All Options are exercisable for one year after termination of employment or service, or, if sooner, until the Expiration Date of the Options.
(b) Retirement:	All unexercised Options that are vested as of the date of termination due to Retirement are exercisable for a period of three years following termination due to Retirement, or, if sooner, until the Expiration Date of the Option. All unvested Options as of the date of the Termination due to Retirement are forfeited and the rights to such unvested Options cease upon termination of employment.

(c) Cause:	All unvested Options and all vested Options not yet exercised expire immediately upon termination of employment or service due to Cause.
(d) Other Reasons:	All unexercised Options that are vested as of the date of termination are exercisable for a period of three months following termination, or, if sooner, until the Expiration Date of the Option. All unvested Options are forfeited and the rights to such unvested Options cease upon termination of employment.
Non-Transferability:	Options are nontransferable, voluntarily or involuntarily, other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined by the Code, unless determined otherwise by the Committee. The terms of the Plan and this Option Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

The Committee hereby grants to the individual named above (“Recipient”) an Option to purchase the number of Shares at the Exercise Price per Share set forth above, subject to the terms and conditions set forth in this Option Award Agreement and in the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Award Agreement, the terms and conditions of the Plan shall prevail.

Exercise. In order to exercise the Options granted hereunder, the Recipient must provide American Stock Transfer & Trust Company, LLC, through its Equity Plan Solutions online system, or such successor system as shall be prescribed by OceanFirst Financial Corp., notice of the number of shares with respect to which option rights are being exercised and by paying in full the option price of the shares at the time being acquired and any applicable taxes. The date of exercise shall be deemed to be the date of receipt of the notice and payment for the shares being purchased. The Recipient shall have none of the rights of a stockholder with respect to shares covered by such Options until the Recipient becomes record holder of such shares.

At Will Employment. Neither the Plan nor this Award Agreement creates any right on the part of any Employee to continue in the employ of OceanFirst Bank (the “Bank”), OceanFirst Financial Corp. or any affiliates thereof. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.

Clawback. This Option and the Stock acquired pursuant to this Option are subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as has been or may be adopted by OceanFirst Financial Corp.’s Board of Directors from time to time.

Confidential Information. The Recipient recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, or customers of the Bank, as such confidential information may exist from time to time, other than information that the Bank has previously made publicly available or which becomes publicly available other than by the unauthorized act of the Recipient, is a unique and valuable asset of the Bank and its affiliates, access to and knowledge of which are essential to the performance of the Recipient’s duties under this Agreement. In consideration of the Stock Option grant made to the Recipient hereunder, the Recipient shall not, both during the course of the Recipient’s employment with the Bank and after the termination of such employment for any reason, except to the extent reasonably necessary in the performance of his duties as an employee or director of the Bank or any of its affiliates, divulge to any individual, firm, association, corporation, entity, governmental agency or other person, any confidential information concerning the Bank (except such information as is required by law to be divulged to a government agency or pursuant to lawful process provided that the Recipient shall use the Recipient’s best efforts to provide prior notice to the Bank of, and the reasonable opportunity to seek to prevent, any such required disclosure), or make use of any such confidential information for the Recipient’s own purposes or for the benefit of any individual, firm, association, corporation, entity, governmental agency or other person (except the Bank or any of its affiliates) and shall use the Recipient’s best efforts to prevent the disclosure of any such confidential information by others. Notwithstanding anything to the contrary set forth herein, confidential information shall not include information obtained by the Recipient after the termination of this Agreement from a third party who is under no obligation to keep such information confidential or information which is at the time of its disclosure by the Recipient part of the public knowledge, other than as a result of the unauthorized act of the Recipient. All client lists, client data, investment strategies, records, memoranda, pricing data, fee schedules, letters, books, electronic files, papers, reports, accountings, experience or other data, and other records and documents, in whatever form or medium, relating to the Bank, whether made by the Recipient or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Bank. No copies thereof shall be made which are not retained by the Bank, and the Recipient agrees, on termination of his employment or on demand of the Bank, to deliver the same to the Bank together with all other property (i.e. computers, telephones, etc.) of the Bank (to the extent then in the Recipient's possession or control).

Non-Solicitation Restriction. The Recipient agrees that during his or her employment with the Bank and of one year after the termination of such employment for any reason (the “Non-Solicit Period”), the Recipient shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Bank or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any client, customer licensee, vendor, collaborator or corporate partner of the Bank or any of its subsidiaries that had a business relationship with the Bank or any of its subsidiaries at the time of termination of the Recipient’s employment with the Bank or at any time during the six-month period ending on the Recipient’s date of termination.

The Recipient acknowledges that, in the event of any such breach by the Recipient of the confidentiality or non-solicitation provisions above, the Bank would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, the Bank, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of such provisions to compel specific performance of the provisions hereof. If any provision of this Stock Award Agreement is found to be unenforceable, then it is the intention of the parties that the remainder of the Stock Award Agreement shall be unaffected and the provision found to be unenforceable shall be deemed modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Non-Solicit Period be deemed to be the longest period permissible by law, but not in excess of the length provided above).

Administration. The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee hereof, in respect of the Plan and this Option Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference. The Plan and this Option Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of OceanFirst Financial Corp. and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by OceanFirst Financial Corp. and the Recipient. This Option Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of New Jersey.

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Option Award Agreement to be executed, and said Recipient has hereunto set his/her hand, as of this [●] day of [●].

OCEANFIRST FINANCIAL CORP.

By:___________________________
[*]

RECIPIENT

______________________________
[Recipient Name]